Exhibit 99.1

Human Nutrition & Health | Animal Nutrition & Health | Specialty Products

Balchem Corporation Reports Record Fourth Quarter Sales of $180.7 Million and Net Earnings of $22.2 Million, GAAP EPS of $0.68 and Adjusted EPS of $0.83

New Hampton, NY, February 19, 2021 - Balchem Corporation (NASDAQ: BCPC) reported today fourth quarter net earnings of $22.2 million for 2020, compared to net earnings of $20.4 million for the fourth quarter 2019. Fourth quarter adjusted net earnings(a) were $26.9 million, compared to $28.4 million in the prior year quarter. Fourth quarter adjusted EBITDA(a) was $43.6 million, compared to $40.0 million in the prior year quarter. Balchem Corporation also reported for the full year 2020 net earnings of $84.6 million, compared to net earnings of $79.7 million for 2019. Full year adjusted net earnings(a) were $107.8 million, compared to $103.7 million in the prior year, and full year adjusted EBITDA(a) was $174.2 million, compared to $160.0 million in the prior year.

Fourth Quarter 2020 Financial Highlights:
•Record net sales of $180.7 million, an increase of $14.2 million, or 8.5%, compared to the prior year quarter. Year over year quarterly sales growth in all three segments, with record sales in Human Nutrition and Health and Animal Nutrition and Health.
•Record adjusted EBITDA was $43.6 million, an increase of $3.6 million, or 8.9%, from the prior year.
•GAAP net earnings were $22.2 million, an increase of $1.8 million, or 8.7% from the prior year. These net earnings resulted in GAAP earnings per share of $0.68.
•Adjusted net earnings of $26.9 million decreased $1.5 million or 5.4% from the prior year, resulting in adjusted earnings per share(a) of $0.83.
•The effective tax rate of 21.0% was 1,211 basis points higher than the prior year tax rate of 8.9%.
•Cash flows from operations were $48.0 million for the fourth quarter 2020, an increase of $15.0 million from the prior year, with quarterly free cash flow(a) of $35.0 million compared to $26.3 million for the prior year quarter.

Full Year 2020 Financial Highlights:
•Record full year net sales of $703.6 million, an increase of $59.9 million, or 9.3%, compared to the prior year's full year net sales. Year over year sales growth and record sales achieved in all three segments: Human Nutrition and Health, Animal Nutrition and Health, and Specialty Products.
•Record adjusted EBITDA was $174.2 million, an increase of $14.2 million, or 8.9%, from the prior year.
•GAAP net earnings were $84.6 million, an increase of $5.0 million, or 6.2% from the prior year. These net earnings resulted in GAAP earnings per share of $2.60.
•Record adjusted net earnings of $107.8 million increased $4.1 million or 4.0% from the prior year, resulting in adjusted earnings per share(a) of $3.32.
•Full year cash flows from operations were $150.5 million for 2020, an increase of $26.0 million from prior year, with full year free cash flow(a) of $117.7 million for 2020 compared to $96.1 million in 2019.

52 Sunrise Park Road New Hampton, NY 10958 balchem.com	p.845.326.5600 f. 845.326.5702

Balchem Corporation (NASDAQ:BCPC)
Recent Highlights:
•Strong cash flows enabled the company to make repayments of its revolving debt in the fourth quarter and for the full year 2020 of $30.0 million and $95.0 million, respectively, lowering net debt to $79.0 million as of December 31, 2020, with an overall leverage ratio on a net debt basis of 0.5.
•Successfully added three additional sites onto our new ERP system during the fourth quarter 2020. Approximately 92% of revenue is now on the new system and we expect to complete the project in 2021.
•The COVID-19 response has continued to be a key focus for the company through the pandemic with our focus on employee safety first, keeping our manufacturing sites operational, satisfying customer needs, preserving cash and ensuring strong liquidity, and responding to changes in this dynamic market environment as appropriate.
•On December 17, 2020, we declared an $18.9 million dividend on common stock of $0.58 per share, an 11.5% increase over the prior year cash dividend, representing the eleventh consecutive year of double-digit dividend growth.

Ted Harris, Chairman, CEO, and President of Balchem said, “With these strong fourth quarter results, the Balchem team delivered another excellent quarterly performance. Our fourth quarter results reflected sales growth in all three segments and continued strong earnings and cash flow conversion.”

Mr. Harris added, “Managing through the COVID-19 pandemic continues to be a key focus for the company and a true test to our ability to manage through a dynamic environment. I am extraordinarily proud of how the company has responded to this challenge and proven our resilience and ability to execute not only in good times, but also in challenging times like we have today.”

Results for Period Ended December 31, 2020 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net sales	$180,713	$166,527	$703,644	$643,705
Gross margin	56,818	54,346	223,897	211,367
Operating expenses	27,894	30,705	112,750	108,814
Earnings from operations	28,924	23,641	111,147	102,553
Other expense	877	1,273	4,730	6,075
Earnings before income tax expense	28,047	22,368	106,417	96,478
Income tax expense	5,885	1,985	21,794	16,807
Net earnings	$22,162	$20,383	$84,623	$79,671

Diluted net earnings per common share	$0.68	$0.63	$2.60	$2.45

Adjusted EBITDA(a)	$43,564	$39,989	$174,247	$160,015
Adjusted net earnings(a)	$26,854	$28,399	$107,781	$103,684
Adjusted diluted net earnings per common share(a)	$0.83	$0.88	$3.32	$3.19

Shares used in the calculations of diluted and adjusted net earnings per common share	32,532	32,448	32,503	32,505

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Page | 2

Balchem Corporation (NASDAQ:BCPC)
Financial Results for the Fourth Quarter of 2020:
The Human Nutrition & Health segment generated record fourth quarter sales of $103.8 million, an increase of $13.5 million or 15.0% compared to the prior year quarter. The increase was primarily driven by strong sales growth of chelated minerals and nutrients, higher sales within food and beverage markets, and beneficial impact from the Zumbro acquisition we closed in December 2019, partially offset by lower sales to food service-related markets. Quarterly earnings from operations for this segment of $16.3 million increased $7.1 million or 76.9% compared to $9.2 million in the prior year quarter, primarily due to the aforementioned higher sales and lower operating expenses. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for the fourth quarter of 2020 and 2019 of $4.9 million and $4.8 million, respectively, adjusted earnings from operations(a) for this segment were $21.1 million, compared to $15.2 million in the prior year quarter.
The Animal Nutrition & Health segment generated record quarterly sales of $50.9 million, an increase of $2.4 million or 5.0% compared to the prior year quarter. The increase was the result of higher sales in the ruminant species markets and a favorable impact related to changes in foreign currency exchange rates. Fourth quarter earnings from operations for this segment of $8.5 million decreased $1.0 million or 10.1% compared to $9.4 million in the prior year quarter, due to lower gross margin in the monogastric business unit, primarily due to certain higher raw material costs and manufacturing inefficiencies due to the COVID-19 pandemic. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $0.2 million for the fourth quarter of 2020 and 2019, adjusted earnings from operations for this segment were $8.7 million, compared to $9.6 million in the prior year quarter.
The Specialty Products segment generated fourth quarter sales of $24.4 million, an increase of $0.3 million or 1.4% compared to the prior year quarter, due to higher sales in the plant nutrition business, partially offset by lower sales of products for the medical device sterilization market, which has been negatively impacted by reduced elective surgical procedures during the pandemic. Fourth quarter earnings from operations for this segment were $5.5 million, versus $6.2 million in the prior year comparable quarter, a decrease of $0.8 million or 12.5%, primarily due to mix and manufacturing inefficiencies related to the aforementioned lower sales into the medical device sterilization market. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for the fourth quarter of 2020 and 2019 of $1.6 million and $1.7 million, respectively, adjusted earnings from operations for this segment were $7.0 million, compared to $7.9 million in the prior year quarter.
Consolidated gross margin for the quarter ended December 31, 2020 of $56.8 million increased by $2.5 million or 4.5%, compared to $54.3 million for the prior year comparable period. Gross margin as a percentage of sales was 31.4% as compared to 32.6% in the prior year period, a decrease of 119 basis points, driven primarily by mix and manufacturing inefficiencies due to the COVID-19 pandemic. Operating expenses of $27.9 million for the quarter decreased $2.8 million from the prior year comparable quarter, primarily due to lower transaction and integration costs and lower selling expenses driven by reduced travel and a decrease in bad debt expense, partially offset by certain higher compensation related costs. Excluding non-cash operating expenses associated with amortization of intangible assets of $6.2 million, operating expenses were $21.7 million, or 12.0% of sales.
Interest expense was $0.8 million in the fourth quarter of 2020. Our effective tax rates for the three months ended December 31, 2020 and 2019 were 21.0% and 8.9%, respectively. The increase in the effective tax rate from the prior year was mainly attributable to the prior year benefiting from discrete tax benefits, particularly related to tax reform clarifying regulations, and certain higher state taxes and lower tax credits in the current year.
For the quarter ended December 31, 2020, cash flows provided by operating activities were $48.0 million and free cash flow was $35.0 million. The $172.5 million of net working capital on December 31, 2020 included a cash balance of $84.6 million, which reflects fourth quarter 2020 repayments of the revolving debt of $30.0 million and capital expenditures and intangible assets acquired of $13.3 million.

Page | 3

Balchem Corporation (NASDAQ:BCPC)

Ted Harris, Chairman, President, and CEO of Balchem said, “The fourth quarter capped off a very strong year for Balchem with record sales, earnings, and cash flows. 2020 brought on unique challenges to our company, our employees, our suppliers, and our customers and I am extremely pleased with how Balchem has responded so far and the resilience of our operations as we continued to supply, largely without interruption, essential solutions to a number of essential end markets.”

Mr. Harris went on to add, “Additionally, the Balchem team made meaningful progress in 2020 on our strategic initiatives and as we turn our sights to 2021, we believe we are well positioned to continue to drive growth into the future and look forward to further strengthening our strategic position.”
Quarterly Conference Call
A quarterly conference call will be held on Friday, February 19, 2021, at 11:00 AM Eastern Time (ET) to review fourth quarter 2020 results. Ted Harris, Chairman of the Board, CEO and President and Martin Bengtsson, CFO will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Friday, March 5, 2021. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13716109.
Segment Information
Previously, Balchem's four reportable segments were: Human Nutrition & Health, Animal Nutrition & Health, Specialty Products, and Industrial Products. However, effective the first quarter of 2020, in order to align with the Company's strategic focus on health and nutrition, allocation of resources, and evaluation of operating performance, Balchem revised its presentation to three reportable segments: Human Nutrition & Health, Animal Nutrition & Health, and Specialty Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. Sales and production of products outside of our reportable segments and other minor business activities are included in Other and Unallocated. There was no change to the Consolidated Financial Statements.
Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2019. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.
Contact: Mary Ann Brush, Balchem Corporation (Telephone: 845-326-5600)

Page | 4

Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
(Dollars in thousands)

Business Segment Net Sales:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Human Nutrition & Health	$103,805	$90,270	$400,330	$347,433
Animal Nutrition & Health	50,852	48,430	192,191	177,557
Specialty Products	24,373	24,038	103,566	92,257
Other and Unallocated (1)	1,683	3,789	7,557	26,458
Total	$180,713	$166,527	$703,644	$643,705

Business Segment Earnings Before Income Taxes:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Human Nutrition & Health	$16,266	$9,195	$61,397	$48,429
Animal Nutrition & Health	8,494	9,445	29,979	25,868
Specialty Products	5,459	6,238	26,801	28,513
Other and Unallocated (1)	(1,295)	(1,237)	(7,030)	(257)
Interest and other expense	(877)	(1,273)	(4,730)	(6,075)
Total	$28,047	$22,368	$106,417	$96,478

(1) Other and Unallocated consists of a few minor businesses which individually do not meet the quantitative thresholds for separate presentation and corporate expenses that have not been allocated to a segment. Unallocated corporate expenses consist of: (i) Transaction and integration costs, ERP implementation costs, and unallocated legal fees totaling $231 and $2,410 for the three and twelve months ended December 31, 2020, respectively, and $1,183 and $3,436 for the three and twelve months ended December 31, 2019 respectively (refer to note 4 for descriptions of these charges), and (ii) Unallocated amortization expense of $401 and $1,606 for the three and twelve months ended December 31, 2020, respectively, and $394 and $551 for the three and twelve months ended December 31, 2019, respectively, related to an intangible asset in connection with a company-wide ERP system implementation.

Page | 5

Balchem Corporation (NASDAQ:BCPC)

Selected Balance Sheet Items
(Dollars in thousands)	December 31, 2020	December 31, 2019

Cash and Cash Equivalents	$84,571	$65,672
Accounts Receivable, net	98,214	93,444
Inventories, net	70,620	83,893
Other Current Assets	13,483	11,937
Total Current Assets	266,888	254,946

Property, Plant & Equipment, net	228,096	216,859
Goodwill	529,463	523,998
Intangible Assets with Finite Lives, net	121,660	143,924
Right of Use Assets	8,410	7,338
Other Assets	11,326	8,617
Total Assets	$1,165,843	$1,155,682

Current Liabilities	$94,428	$92,258
Revolving Loan	163,569	248,569
Deferred Income Taxes	51,359	56,431
Derivative Liabilities	11,658	2,103
Long-Term Obligations	16,596	12,654
Total Liabilities	337,610	412,015

Stockholders' Equity	828,233	743,667

Total Liabilities and Stockholders' Equity	$1,165,843	$1,155,682

Page | 6

Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net earnings	$84,623	$79,671
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	51,281	45,862
Stock compensation expense	8,303	7,596
Other adjustments	(2,246)	(3,709)
Changes in assets and liabilities	8,533	(4,959)
Net cash provided by operating activities	150,494	124,461

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	—	(141,062)
Capital expenditures and intangible assets acquired	(33,828)	(28,413)
Proceeds from insurance and sale of assets	87	14,250
Purchase of convertible notes	(850)	(1,000)
Net cash used in investing activities	(34,591)	(156,225)

Cash flows from financing activities:
Proceeds from revolving loan	10,000	168,569
Principal payments on long-term and revolving debt	(95,000)	(76,000)
Principal payments on finance lease	(151)	—
Principal payments on acquired debt	—	(17,567)
Proceeds from stock options exercised	14,155	4,839
Dividends paid	(16,705)	(15,135)
Purchase of treasury stock	(13,463)	(21,321)
Net cash (used in) provided by financing activities	(101,164)	43,385

Effect of exchange rate changes on cash	4,160	(217)

Increase in cash and cash equivalents	18,899	11,404

Cash and cash equivalents, beginning of period	65,672	54,268
Cash and cash equivalents, end of period	$84,571	$65,672

Page | 7

Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, transaction and integration costs, indemnification settlements, legal settlements, ERP implementation costs, unallocated legal fees, the fair valuation of acquired inventory, goodwill impairment, and restructuring costs. Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09. Free cash flow is defined as net cash provided by operating activities less capital expenditures and capitalized ERP implementation costs.

Page | 8

Balchem Corporation (NASDAQ:BCPC)

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Reconciliation of adjusted gross margin
GAAP gross margin	$56,818	$54,346	$223,897	$211,367
Inventory valuation adjustment (2)	—	147	208	147
Amortization of intangible assets and finance lease (3)	780	633	3,127	2,644
Adjusted gross margin	$57,598	$55,126	$227,232	$214,158

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$28,924	$23,641	$111,147	$102,553
Inventory valuation adjustment (2)	—	147	208	147
Amortization of intangible assets and finance lease (3)	6,982	7,065	28,008	25,788
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	231	1,183	2,410	3,436
Goodwill impairment (5)	—	—	1,228	—
Restructuring costs (6)	—	1,026	—	1,026
Adjusted earnings from operations	$36,137	$33,062	$143,001	$132,950

Reconciliation of adjusted net earnings
GAAP net earnings	$22,162	$20,383	$84,623	$79,671
Inventory valuation adjustment (2)	—	147	208	147
Amortization of intangible assets and finance lease (3)	7,053	7,136	28,291	26,071
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	231	1,183	2,410	3,436
Goodwill impairment (5)	—	—	1,228	—
Restructuring costs (6)	—	1,026	—	1,026
Income tax adjustment (7)	(2,592)	(1,476)	(8,979)	(6,667)
Adjusted net earnings	$26,854	$28,399	$107,781	$103,684

Adjusted net earnings per common share - diluted	$0.83	$0.88	$3.32	$3.19

Page | 9

Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and twelve months ended December 31, 2020 and 2019.

Table 2
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income - as reported	$22,162	$20,383	$84,623	$79,671
Add back:
Provision for income taxes	5,885	1,985	21,794	16,807
Other expense	877	1,273	4,730	6,075
Depreciation and amortization	12,861	12,307	50,998	45,580
EBITDA	41,785	35,948	162,145	148,133
Add back certain items:
Non-cash compensation expense related to equity awards	1,548	1,685	8,256	7,273
Inventory valuation adjustment (2)	—	147	208	147
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (4)	231	1,183	2,410	3,436
Goodwill impairment (5)	—	—	1,228	—
Restructuring costs (6)	—	1,026	—	1,026
Adjusted EBITDA	$43,564	$39,989	$174,247	$160,015

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the three and twelve months ended December 31, 2020 and 2019.

Table 3
(unaudited)

	Three Months Ended December 31,
	2020	Effective Tax Rate	2019	Effective Tax Rate
GAAP Income Tax Expense	$5,885	21.0%	$1,985	8.9%
Impact of ASU 2016-09(8)	259		263
Adjusted Income Tax Expense	$6,144	21.9%	$2,248	10.1%

	Year Ended December 31,
	2020	Effective Tax Rate	2019	Effective Tax Rate
GAAP Income Tax Expense	$21,794	20.5%	$16,807	17.4%
Impact of ASU 2016-09(8)	1,278		1,004
Adjusted Income Tax Expense	$23,072	21.7%	$17,811	18.5%

Page | 10

Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and twelve months ended December 31, 2020 and 2019.

Table 4
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net cash provided by operating activities	$47,954	$32,967	$150,494	$124,461
Capital expenditures and capitalized ERP implementation costs	(12,962)	(6,700)	(32,805)	(28,315)
Free cash flow	$34,992	$26,267	$117,689	$96,146

(2) Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

(3) Amortization of intangible assets and finance lease: Amortization of intangible assets and finance lease consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, capitalized loan issuance costs, other intangibles acquired primarily in connection with business combinations, an intangible asset in connection with a company-wide ERP system implementation, and one finance lease. We record expense relating to the amortization of these intangibles and finance lease in our GAAP financial statements. Amortization expenses for our intangible assets and finance lease are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(4) Transaction and integration costs, ERP implementation costs and unallocated legal fees: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. ERP implementation costs related to a company-wide ERP system implementation are expensed in our GAAP financial statements. Unallocated legal fees for transaction-related non-compete agreement disputes are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(5) Goodwill impairment: A goodwill impairment charge related to business formerly included in the Industrial Products segment is expensed in our GAAP financial statements. Management excludes this item for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding this item from our non-GAAP financial measures is useful to investors because this item is inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(6) Restructuring costs: Expenses related to a reorganization of the business. Management excludes this item for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding this item from our non-GAAP financial measures is useful to investors because this item is inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(7) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

(8) Impact of ASU 2016-09: The primary impact of ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"), was the recognition during the three and twelve months ended December 31, 2020 and 2019, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities.

Page | 11